Filed Pursuant to Rule 433
Registration No. 333-167986
July 6, 2010
Hillenbrand, Inc.
Pricing Term Sheet
5.500% Notes due 2020

Issuer:	Hillenbrand, Inc.
Principal Amount:	$150,000,000
Security Type:	Senior Notes
Coupon:	5.500%
Yield to Maturity:	5.645%
Spread to Benchmark Treasury:	270 basis points
Benchmark Treasury:	UST 3.500% due May 15, 2020
Benchmark Treasury Spot and Yield:	104-23 2.945%
Price to Public:	98.901%
Gross Proceeds:	$148,351,500
Make-Whole Call:	Treasury Rate plus 40 basis points
Trade Date:	July 6, 2010
Settlement Date:	July 9, 2010 (T+3)
Maturity:	July 15, 2020
Interest Payment Dates:	January 15 and July 15, commencing
January 15, 2011
Ratings*:	Moody’s:	Baa3 (stable outlook)
	S&P:	BBB (stable outlook)
CUSIP/ISIN:	CUSIP: 431571 AA6
ISIN: US431571AA61
Joint Book-Running Managers:	J.P. Morgan Securities Inc.
Goldman, Sachs & Co.
Joint Lead Manager:	PNC Capital Markets LLC

Senior Co-Managers:	RBS Securities Inc.
U.S. Bancorp Investments, Inc.
Co-Managers:	Banc of America Securities LLC
Fifth Third Securities, Inc.
Loop Capital Markets LLC
Morgan Keegan & Company, Inc.
*A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, review, suspension, qualification or withdrawal at any time by the assigning rating agency.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 212-834-4533.
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